Keurig Dr Pepper Reports Strong 4th Quarter and Full Year Results

Company Provides 2020 Guidance, including its Outlook for Accelerated Top-line Growth and 2-Year Combined Financial Performance in line with its Long-term Merger Targets
BURLINGTON, MA and PLANO, TX (February 27, 2020) - Keurig Dr Pepper Inc. (NYSE: KDP) today reported financial results for the fourth quarter and full year ended December 31, 2019 and provided guidance for 2020, the Company’s second full fiscal year since the merger between Keurig Green Mountain and Dr Pepper Snapple Group, Inc. created KDP.

The Company’s reported results were significantly impacted by the July 9, 2018 merger.

Reported GAAP Basis			Adjusted Pro Forma and Adjusted Basis[1]

	Q4	FY 2019		Q4	FY 2019
Net Sales % vs Prior Year	$2.93 bn 4.3%	$11.12 bn 49.4%	Net Sales % vs Prior Year	$2.93 bn 4.3%	$11.12 bn 0.9%
Diluted EPS % vs Prior Year	$0.29 52.6%	$0.88 66.0%	Diluted EPS % vs Prior Year	$0.35 16.7%	$1.22 17.3%

Commenting on the announcement, Keurig Dr Pepper Chairman and CEO Bob Gamgort stated, “We delivered strong performance for 2019, with underlying net sales growth in all four segments and EPS growth above our merger target range. In-market performance was healthy across our portfolio, as innovation, marketing and in-store execution drove share growth in key segments. Free cash flow continued to be robust, enabling us to rapidly delever. As we look toward 2020, we are increasing our investment behind growth drivers, leading to our expectation that revenue will accelerate above our merger targets, while still delivering double-digit EPS growth. We continue to expect that we will generate our merger target synergies of $600 million and three-year EPS growth within our target range of 15% to 17%.”

Full-year 2019 highlights include:

•	Delivered underlying net sales growth of 3.2% and Adjusted diluted EPS growth above the merger target range of 15% - 17%.

•	Achieved merger synergies in excess of the Company’s $200 million target and strong productivity, contributing to a 220 basis point increase in Adjusted operating income margin.

•
Drove strong in-market[2] performance, with market share growth in the majority of the Company’s key categories, including CSDs[3], premium unflavored still water, shelf stable fruit drinks and shelf stable apple juice and apple sauce. In coffee, KDP manufactured pod growth was strong, with continued accelerated growth in untracked channels.

•	Added approximately two million new U.S. households to the Keurig single-serve coffee brewing system and launched the highly successful and differentiated K-Duo brewer platform.

•
Entered into a long-term partnership with Nestle USA in late 2019 to manufacture Starbucks branded packaged coffee in K-Cup pods in the U.S. and Canada as well as a long-term master licensing and distribution agreement for McCafé packaged coffee in the U.S., in addition to KDP’s existing agreement with McCafé in Canada.

1 Adjusted financial metrics used in this release are non-GAAP measures and refer to results in 2019. Adjusted pro forma financial metrics also used in this release for results in 2018 are also non-GAAP measures and assume the merger occurred on December 31, 2016 and adjust for other items affecting comparability. See reconciliations of GAAP results to Adjusted results, in the case of 2019 metrics, and to Adjusted pro forma results, in the case of 2018 metrics, in the accompanying tables.
2 In-market performance (retail consumption; market share) based on Keurig Dr Pepper's custom IRi category definitions.
3 CSD refers to "Carbonated Soft Drink".

•	Expanded the Company’s presence in the energy drink category with the initial launch of A-Shoc energy drinks, in partnership with beverage entrepreneur Lance Collins, with national rollout in 2020.

•	Launched the Company’s Drink Well. Do Good. corporate responsibility platform, including ambitious goals in the areas of supply chain, the environment, health & wellbeing and communities.

•	Reduced bank debt by $1.3 billion and structured payables by $531 million, resulting in $1.8 billion of payments, due to strong profitability and ongoing effective working capital management.

•	Improved the Company’s management leverage ratio by 0.9x to 4.5x at year-end 2019, versus 5.4x at year-end 2018; since the merger close, KDP’s management leverage ratio has improved 1.5x.

2019 Full Year Consolidated Results
Net sales for the full year of 2019 increased 49% to $11.12 billion, compared to $7.44 billion in the year-ago period, primarily reflecting the impact of the merger in 2018. Compared to Adjusted pro forma net sales of $11.02 billion for the full year of 2018, net sales advanced 0.9%, reflecting strong underlying net sales growth of 3.2%, driven by increased volume/mix of 2.6% and higher net price realization of 0.6%. Partially offsetting the underlying net sales growth was the expected unfavorable impact of changes in the Company’s Allied Brands portfolio totaling 2.1%, as well as unfavorable foreign currency translation of 0.2%.
KDP in-market performance remained strong for the year, growing dollar consumption and gaining market share in nearly all key categories, including CSDs, premium unflavored still water, shelf stable fruit drinks and shelf stable apple juice and apple sauce. This performance reflected the strength of Dr Pepper and Canada Dry CSDs, CORE Hydration, Snapple Juice drinks and Motts apple juice and apple sauce. In coffee, retail consumption of single-serve pods manufactured by KDP grew nearly 4% in IRi tracked channels, with higher growth registered in untracked channels, particularly e-commerce and Canada. This performance of tracked and untracked channels is consistent with the Company’s pod shipment volume growth of 9%. In tracked channels, dollar market share of KDP manufactured pods in the US remained strong at 81.7% in the latest 52-week period ending December.
Operating income increased 92% to $2.38 billion, compared to $1.24 billion in the year-ago period, primarily reflecting the impact of the merger, partially offset by the unfavorable year-over-year impact of items affecting comparability.
Adjusted operating income advanced 10.3% to $2.89 billion in 2019, compared to Adjusted pro forma operating income of $2.62 billion in the year-ago period, due to strong productivity and merger synergies, both of which benefitted cost of goods sold and SG&A, and the growth in underlying net sales. These drivers were partially offset by inflation, particularly in packaging and logistics, and the unfavorable comparison versus year-ago to a gain of $22 million from the acquisition of Big Red. Adjusted operating margin grew 220 basis points to 26.0% in 2019.
Net income more than doubled to $1.25 billion in 2019, compared to $0.59 billion in 2018, primarily reflecting the impact of the merger, partially offset by the unfavorable year-over-year impact of items affecting comparability. Diluted EPS grew 66% to $0.88, compared to diluted EPS of $0.53 in 2018.
Adjusted net income advanced 18% to $1.73 billion in 2019, compared to Adjusted pro forma net income of $1.46 billion in 2018. This performance primarily reflected the growth in Adjusted operating income, lower Adjusted interest expense, due to reduced outstanding indebtedness and the benefit of unwinding several interest rate swap contracts, and a lower effective tax rate. Partially offsetting these positive drivers was the impact of the pre-tax gains recorded in the year-ago period totaling $58 million, comprised of the $24 million distribution from BodyArmor, as well as the $22 million and $12 million gains from the Big Red and Core acquisitions, respectively. Adjusted diluted EPS increased 17% to $1.22, compared to Adjusted pro forma diluted EPS of $1.04 in 2018, reflecting the growth in Adjusted net income, partially offset by an increase in diluted shares outstanding, largely due to the acquisition of Core Nutrition LLC in November 2018, which was primarily financed through the issuance of additional shares.
KDP generated exceptionally strong free cash flow approximating $2.4 billion in 2019, reflecting growth in operating income and ongoing effective working capital management. This free cash flow performance enabled KDP to reduce bank debt by $1.3 billion and structured payables by $531 million, for a total of $1.8 billion of payments.
2019 Full Year Segment Results
Coffee Systems
Net sales in 2019 totaled $4.23 billion, compared to $4.11 billion in the prior year. Compared to Adjusted pro forma net sales of $4.12 billion in 2018, net sales for 2019 increased 2.8%, reflecting strong volume/mix growth of 6.1%, partially offset by lower net price realization of 2.9% and unfavorable foreign currency translation of 0.4%.
The volume/mix growth of 6.1% reflected strong pod volume growth of 9.0% and brewer volume growth of 8.2%. The pod volume growth was driven by continued expansion of U.S. households regularly using a Keurig brewer which, in 2019, grew approximately 7% to 30 million households. Partially offsetting the strong volume growth of both pods and brewers was unfavorable pod sales mix.
Operating income increased 4.8% to $1.22 billion in 2019, compared to $1.16 billion in 2018. Adjusted operating income advanced 5.7% to $1.40 billion, compared to Adjusted pro forma operating income of $1.33 billion in the prior year, primarily reflecting continued productivity and merger synergies and the benefit of the net sales growth, partially offset by inflation in input costs and logistics, higher marketing investment and increased general and administrative expenses. Adjusted operating margin advanced 90 basis points versus year-ago to 33.1%.
Packaged Beverages
Net sales in 2019 totaled $4.95 billion, compared to $2.42 billion in the prior year, primarily reflecting the impact of the merger in 2018. Compared to Adjusted pro forma net sales of $5.07 billion in 2018, net sales for 2019 decreased 2.4%, reflecting underlying net sales growth of 2.3%, driven by net price realization of 1.8% and higher volume/mix of 0.5%, more than offset by the expected unfavorable impact resulting from changes in the Allied Brands portfolio that totaled 4.7%.
Driving the underlying net sales performance for the year were Core, Dr Pepper, Canada Dry and Snapple Juice drinks, as well as contract manufacturing, partially offset by declines in Bai, 7UP and Snapple Tea.
Operating income totaled $757 million in 2019, compared to $257 million in the prior year, primarily reflecting the impact of the merger in 2018. Adjusted operating income increased 13% to $783 million in 2019, compared to Adjusted pro forma operating income of $691 million in the prior year. This performance primarily reflected strong productivity and merger synergies, the growth in underlying net sales, including the incremental profit from Core and Big Red resulting from the acquisition of the businesses in 2018, and a network optimization program gain of $30 million on the asset sale-leaseback of three manufacturing facilities. These positive drivers were partially offset by inflation, primarily in input costs and logistics, and the comparison versus year-ago to a $22 million gain related to the acquisition of Big Red. Adjusted operating margin increased 220 basis points versus year-ago to 15.8%.

Beverage Concentrates
Net sales in 2019 totaled $1.41 billion, compared to $0.67 billion in the prior year, primarily reflecting the impact of the merger in 2018. Compared to Adjusted pro forma net sales of $1.33 billion in the prior year, net sales in 2019 increased 6.2%, driven by higher net price realization of 5.3% and favorable volume/mix of 1.1%, partially offset by unfavorable foreign currency translation of 0.2%.
Dr Pepper fueled the strong growth in net sales, combined with growth in Canada Dry, A&W and Crush. Shipment volume growth of 0.2% for the segment was led by Dr Pepper and Canada Dry, partially offset by 7UP and other brands. Bottler case sales in 2019 increased 0.6% compared to the prior year.
Operating income totaled $955 million in 2019, compared to $430 million in the prior year, primarily reflecting the impact of the merger in 2018. Adjusted operating income increased 11% to $957 million in 2019, compared to Adjusted pro forma operating income of $861 million in the prior year, primarily reflecting the benefit of the net sales growth and merger synergies, partially offset by inflation in input costs and logistics. Adjusted operating margin advanced 300 basis points versus year-ago to 67.7%.
Latin America Beverages
Net sales in 2019 totaled $528 million, compared to $244 million in the prior year, primarily reflecting the impact of the merger in 2018. Compared to Adjusted pro forma net sales of $506 million in the prior year, net sales increased 4.3%, reflecting higher net price realization of 4.5%, partially offset by unfavorable foreign currency translation of 0.2%.
Operating income totaled $85 million in 2019, compared to $29 million in the prior year, primarily reflecting the impact of the merger in 2018. Adjusted operating income of $82 million in 2019 was essentially even with Adjusted pro forma operating income of $83 million in the prior year, primarily reflecting the strong net sales growth and productivity savings, offset by inflation in input costs and logistics, higher general and administrative expenses and unfavorable foreign currency transaction impacts. Also impacting the comparison versus the year-ago period was the benefit related to a one-time, $6 million reimbursement from a resin supplier.

Fourth Quarter Consolidated Results
Net sales in the fourth quarter of 2019 increased 4.3% to $2.93 billion, compared to $2.81 billion in the year-ago period, reflecting higher volume/mix of 5.3% and favorable foreign currency translation of 0.1%, partially offset by unfavorable net price realization of 0.7%. Excluding the one month of residual sales from BodyArmor prior to its exit in the fourth quarter of 2018 and the impact of foreign currency translation, net sales grew 4.6%.
KDP in-market performance continued to be solid in the fourth quarter of 2019, with dollar consumption and market share advancing in several key categories including CSDs, shelf stable fruit drinks and shelf stable apple sauce. This performance reflected the strength of Dr Pepper and Canada Dry CSDs, Snapple juice drinks and Motts apple sauce. In coffee, retail consumption of single-serve pods manufactured by KDP grew nearly 4% in IRi tracked channels, with accelerated growth in untracked channels. This performance of tracked and untracked channels is consistent with the Company’s pod shipment volume growth of 10%. In U.S. tracked channels, dollar market share of KDP manufactured pods of 82.0% in the fourth quarter was even with year-ago.
Operating income increased 30% to $713 million in the fourth quarter of 2019, compared to $547 million in the year-ago period. Adjusted operating income in the quarter advanced 13% to $813 million, compared to

Adjusted pro forma operating income of $720 million in the year-ago period. This performance reflected strong productivity and synergies, the strong growth in net sales and a network optimization program gain of $30 million on the asset sale-leaseback of three manufacturing facilities in the Packaged Beverages segment. Partially offsetting these drivers was inflation, primarily in input costs and logistics, and higher marketing. Adjusted operating margin grew 210 basis points versus year-ago to 27.7%.
Net income increased 53% to $406 million in the fourth quarter of 2019, compared to $266 million in the year-ago period. Diluted EPS grew 53% to $0.29 in the quarter, compared to diluted EPS of $0.19 in the year-ago period.
Adjusted net income advanced 15% to $491 million in the fourth quarter of 2019, compared to $427 million in the year-ago period. This performance primarily reflected the strong growth in Adjusted operating income, partially offset by the unfavorable comparison in the year-ago period of a $21 million pre-tax benefit from the unwinding of several interest rate swap contracts and a $12 million pre-tax gain related to the Core acquisition. Adjusted diluted EPS increased 17% to $0.35, compared to Adjusted pro forma diluted EPS of $0.30 in the year-ago period.

Fourth Quarter Segment Results
Coffee Systems
Net sales for the fourth quarter of 2019 increased 4.0% to $1.21 billion, compared to $1.16 billion in the year-ago period, reflecting higher volume/mix of 7.6%, partially offset by lower net price realization of 3.5% and unfavorable foreign currency translation of 0.1%. The volume/mix increase of 7.6% reflected strong pod volume growth of 10.3% and brewer volume growth of 0.9%, the latter of which reflected earlier shipment timing in advance of the holiday season to meet retailer needs.
Operating income for Coffee Systems increased 11% to $329 million in the fourth quarter of 2019, compared to $297 million in the year-ago period. Adjusted operating income in the quarter increased 13% to $370 million, compared to Adjusted pro forma operating income of $328 million in the year-ago period, primarily reflecting the benefit of the strong net sales growth as well as productivity and merger synergies, partially offset by inflation in input costs and logistics and higher marketing investment. Adjusted operating margin increased 240 basis points versus year-ago to 30.6%.
Packaged Beverages
Net sales for the fourth quarter of 2019 advanced 2.9% to $1.21 billion, compared to $1.18 billion in the prior year. This performance reflected favorable volume/mix growth of 3.8% and higher net price realization of 0.2%, partially offset by the expected unfavorable impact from the exit of BodyArmor during the fourth quarter of 2018 of 1.1%.
Driving the net sales performance were evian, Bai, Core, Sunkist, Canada Dry and Dr Pepper, as well as contract manufacturing, partially offset by the aforementioned exit of BodyArmor in the prior year and, to a lesser extent, 7UP and Snapple Tea.
Operating income in the fourth quarter of 2019 increased 15% to $226 million, compared to $196 million in the year-ago period. Adjusted operating income increased 13% to $232 million, compared to Adjusted pro forma operating income of $206 million in the prior year. This improvement reflected strong productivity and merger synergies, the growth in net sales and the network optimization program gain of $30 million on the asset sale-leaseback of three manufacturing facilities. Partially offsetting these positive drivers were inflation in input costs and logistics, higher marketing and investments in our network. Adjusted operating margin advanced 170 basis points versus year-ago to 19.2% of net sales.

Beverage Concentrates
Net sales for the fourth quarter of 2019 increased 8.0% to $380 million, compared to $352 million in the year-ago period, reflecting favorable volume/mix of 4.2% and higher net price realization of 3.8%.
Dr Pepper continued to fuel the strong growth in net sales for the segment, along with increases for Canada Dry and A&W. Shipment volume growth of 2.3% for the segment was led by Dr Pepper, Canada Dry and A&W, partially offset by 7UP and Sunkist. Bottler case sales increased 0.4% in the quarter compared to the year-ago period.
Operating income in the fourth quarter of 2019 increased 11% to $265 million, compared to $238 million in the year-ago period. Adjusted operating income increased 9.9% to $266 million, compared to Adjusted pro forma operating income of $242 million in the year-ago period, reflecting the benefit of the strong net sales growth and merger synergies, partially offset by higher marketing investments and inflation in input costs. Adjusted operating margin advanced 120 basis points versus year-ago to 70.0%.
Latin America Beverages
Net sales for the fourth quarter of 2019 increased 11% to $133 million, compared to net sales of $120 million in the year-ago period, reflecting higher net price realization of 4.9%, favorable volume/mix of 2.6% and favorable foreign currency translation of 3.3%.
Operating income in the fourth quarter of 2019 increased 64% to $23 million, compared to $14 million in the year-ago period. Adjusted operating income increased 39% to $25 million, compared to Adjusted pro forma operating income of $18 million in the year-ago period. This strong performance reflected the benefit of the net sales growth, partially offset by inflation in input costs and logistics. Adjusted operating margin advanced 380 basis points versus year-ago to 18.8%.

KDP Adjusted Guidance for 2020
KDP expects net sales growth in 2020 to accelerate to 3.0% to 4.0%, versus the Company’s merger target of 2.0% to 3.0%. This momentum is expected to be fueled by investments KDP is planning across the business, including in the areas of innovation, new partnerships, in-store execution, marketing and research and development.
Adjusted diluted EPS growth in 2020 is expected to be in the range of 13% to 15%, or $1.38 to $1.40 per diluted share, reflecting the opportunities the Company is pursuing and the investments it is planning to make to drive accelerated top-line growth. Over the three-year period ending 2021, the Company continues to expect to deliver Adjusted diluted EPS growth in the range of 15% to 17%, in line with its merger target.
Supporting this guidance are the following expectations:

•	Merger synergies of $200 million in 2020, consistent with the Company's long-term merger target for $200 million per year over the 2019-2021 period.

•	Adjusted interest expense is expected to be in the range of $530 million to $545 million, reflecting ongoing deleveraging and some benefit from unwinding interest rate swap contracts.

•	The Adjusted effective tax rate is expected to be in the range of 24.5% to 25.0%.

•	Diluted weighted average shares outstanding are estimated to be approximately 1,425 million.

•	Management leverage ratio is expected to be in the range of 3.5x to 3.8x at year end 2020.
The Company continues to expect to achieve a management leverage ratio below 3.0x in two to three years from the July 2018 closing of the merger.

Investor Contacts:
Tyson Seely
Keurig Dr Pepper
T: 781-418-3352 / tyson.seely@kdrp.com

Steve Alexander
Keurig Dr Pepper
T: 972-673-6769 / steve.alexander@kdrp.com

Media Contact:
Katie Gilroy
Keurig Dr Pepper
T: 781-418-3345 / katie.gilroy@kdrp.com
About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion and 25,000+ employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott's®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability. For more information, visit, www.keurigdrpepper.com.
FORWARD LOOKING STATEMENTS
Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar words, phrases or expressions and variations or negatives of these words, although not all forward-looking statements contain these identifying words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the estimated or anticipated future results of the combined company following the combination of Keurig Green Mountain, Inc. (“KGM”) and Dr Pepper Snapple Group, Inc. (“DPSG” and such combination, the “transaction”), the anticipated benefits of the transaction, including estimated synergies and cost savings, the long-term merger targets, and other statements that are not historical facts. These statements are based on the current expectations of our management and are not predictions of actual performance.
These forward-looking statements are subject to a number of risks and uncertainties regarding the company’s business and the transaction and actual results may differ materially. These risks and uncertainties include, but are not limited to: (i) the impact the significant additional debt incurred in connection with the transaction may have on our ability to operate our business, (ii) risks relating to the integration of the KGM and DPS operations, products and employees into the combined company and assumption of certain potential liabilities of KGM and the possibility that the anticipated synergies and other benefits of the transaction, including cost savings, will not be realized or will not be realized within the expected timeframe, and (iii) risks relating to the businesses and the industries in which our combined company operates. These risks and uncertainties, as well as other risks and uncertainties, are more fully discussed in the Company’s filings with the SEC, including our Annual Report on Form 10-K filed with the SEC on February 28, 2019, and our subsequent filings with the SEC. While the lists of risk factors presented here and in our public filings are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Any forward-looking statement made herein speaks only as of the date of this document. We are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by applicable laws or regulations.

NON-GAAP FINANCIAL MEASURES
This release includes certain non-GAAP financial measures including Underlying Net Sales, Adjusted operating income, Adjusted net income, Adjusted pro forma net sales, Adjusted pro forma operating income, and Adjusted diluted EPS, which differ from results using U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. Non-GAAP financial measures typically exclude certain charges, including one-time costs related to the transaction and integration activities, which are not expected to occur routinely in future periods. The Company uses non-GAAP financial measures internally to focus management on performance excluding these special charges to gauge our business operating performance, and to provide a meaningful comparison of the Company’s performance to periods prior to the transaction. Management believes this information is helpful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, management believes that non-GAAP financial measures are frequently used by analysts and investors in their evaluation of companies, and its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. The most directly comparable GAAP financial measures and reconciliations to non-GAAP financial measures are set forth in the appendix to this presentation and included in the Company’s filings with the SEC.
See the attached schedules for the supplemental financial data and corresponding reconciliations of KDP Adjusted net income, Adjusted operating income, Adjusted pro forma net sales, Adjusted pro forma operating income, and Adjusted diluted EPS.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of derivative instruments, among others.

KEURIG DR PEPPER INC.
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Years Ended December 31, 2019 and 2018
(Unaudited, in millions, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in millions, except per share data)	2019	2018	2019	2018
Net sales	$2,934	$2,813	$11,120	$7,442
Cost of sales	1,241	1,268	4,778	3,560
Gross profit	1,693	1,545	6,342	3,882
Selling, general and administrative expenses	1,011	986	3,962	2,635
Other operating expense (income), net	(31)	12	2	10
Income from operations	713	547	2,378	1,237
Interest expense	157	180	654	401
Interest expense - related party	—	—	—	51
Loss on early extinguishment of debt	2	—	11	13
Other expense (income), net	4	9	19	(19)
Income before provision for income taxes	550	358	1,694	791
Provision for income taxes	144	92	440	202
Net income	406	266	1,254	589
Less: Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards	—	—	—	3
Net income attributable to KDP	$406	$266	$1,254	$586

Earnings per common share:
Basic	$0.29	$0.19	$0.89	$0.54
Diluted	0.29	0.19	0.88	0.53
Weighted average common shares outstanding:
Basic	1,406.9	1,394.8	1,406.7	1,086.3
Diluted	1,419.9	1,406.2	1,419.1	1,097.6

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2019 and 2018
(Unaudited, in millions, except shares and per share data)

	December 31,
(in millions, except share and per share data)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$75	$83
Restricted cash and restricted cash equivalents	26	46
Trade accounts receivable, net	1,115	1,150
Inventories	654	626
Prepaid expenses and other current assets	403	254
Total current assets	2,273	2,159
Property, plant and equipment, net	2,028	2,310
Investments in unconsolidated affiliates	151	186
Goodwill	20,172	20,011
Other intangible assets, net	24,117	23,967
Other non-current assets	748	259
Deferred tax assets	29	26
Total assets	$49,518	$48,918
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,176	$2,300
Accrued expenses	939	1,012
Structured payables	321	526
Short-term borrowings and current portion of long-term obligations	1,593	1,458
Other current liabilities	445	406
Total current liabilities	6,474	5,702
Long-term obligations	12,827	14,201
Deferred tax liabilities	6,030	5,923
Other non-current liabilities	930	559
Total liabilities	26,261	26,385
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 1,406,852,305 and 1,405,944,922 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	14	14
Additional paid-in capital	21,557	21,471
Retained earnings	1,582	1,178
Accumulated other comprehensive loss	104	(130)
Total stockholders' equity	23,257	22,533
Total liabilities and stockholders' equity	$49,518	$48,918

KEURIG DR PEPPER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Years Ended December 31, 2019 and 2018
(Unaudited, in millions)

	Year Ended December 31,
(in millions)	2019	2018
Operating activities:
Net income	$1,254	$589
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	358	233
Amortization of intangibles	126	121
Other amortization expense	214	108
Provision for sales returns	43	54
Deferred income taxes	(23)	(81)
Employee stock based compensation expense	64	35
Loss on early extinguishment of debt	11	13
Gain on step acquisition of unconsolidated subsidiaries	—	(18)
Unrealized (gain) or loss on foreign currency	(24)	28
Unrealized (gain) or loss on derivatives	36	49
Equity in losses of unconsolidated affiliates	51	17
Other, net	(2)	8
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(7)	82
Inventories	(24)	185
Income taxes receivable, prepaid and payables, net	36	71
Other current and non current assets	(324)	(49)
Accounts payable and accrued expenses	583	206
Other current and non current liabilities	102	(38)
Net change in operating assets and liabilities	366	457
Net cash provided by operating activities	2,474	1,613
Investing activities:
Acquisitions of businesses	(8)	(19,114)
Cash acquired in acquisitions	—	169
Issuance of related party note receivable	(32)	(11)
Investments in unconsolidated affiliates	(16)	(39)
Proceeds from capital distributions from investments in unconsolidated affiliates	—	35
Purchases of property, plant and equipment	(330)	(180)
Proceeds from sales of property, plant and equipment	247	3
Purchases of intangibles	(35)	—
Other, net	24	6
Net cash used in investing activities	(150)	(19,131)

KEURIG DR PEPPER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Years Ended December 31, 2019 and 2018
(Unaudited, in millions, continued)

	Year Ended December 31,
(in millions)	2019	2018
Financing activities:
Proceeds from issuance of common stock	—	9,000
Proceeds from unsecured credit facility	—	1,900
Proceeds from senior unsecured notes	—	8,000
Proceeds from term loan	2,000	2,700
Net issuance of commercial paper notes	167	1,080
Proceeds from structured payables	330	526
Payments on structured payables	(531)	—
Repayment of senior unsecured notes	(250)	—
Repayment of unsecured credit facility	—	(1,900)
Repayment of term loan	(3,203)	(3,447)
Payments on finance leases	(38)	(17)
Deferred financing charges paid	—	(55)
Cash contributions from redeemable NCI shareholders	—	18
Cash dividends paid	(844)	(232)
Other, net	5	4
Net cash (used in) provided by financing activities	(2,364)	17,577
Net change from:
Operating, investing and financing activities	(40)	59
Effect of exchange rate changes	12	(15)
Beginning of period	139	95
End of period	$111	$139

Non-cash investing activities:
Issuance of common stock for acquisition of business	$—	$(441)
Fair value of stock and replacement equity awards not converted to cash	—	(3,643)
Measurement period adjustment of Core purchase price	(11)	—
Capital expenditures included in accounts payable and accrued expenses	163	102
Holdback liability for acquisition of business	—	54
Purchases of intangibles	2	—
Non-cash financing activities:
Finance lease additions	69	40
Dividends declared but not yet paid	211	211
Capitalization of related party debt into additional paid-in-capital	—	(1,815)
Supplemental cash flow disclosures:
Cash paid for interest	521	180
Cash paid for related party interest	—	51
Cash paid for income taxes	433	210

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT INFORMATION
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in millions)	2019	2018	2019	2018
Net Sales
Coffee Systems	$1,210	$1,164	$4,233	$4,114
Packaged Beverages	1,211	1,177	4,945	2,415
Beverage Concentrates	380	352	1,414	669
Latin America Beverages	133	120	528	244
Total net sales	$2,934	$2,813	$11,120	$7,442

Income from Operations
Coffee Systems	$329	$297	$1,219	$1,163
Packaged Beverages	226	196	757	257
Beverage Concentrates	265	238	955	430
Latin America Beverages	23	14	85	29
Unallocated corporate costs	(130)	(198)	(638)	(642)
Total income from operations	$713	$547	$2,378	$1,237

Unaudited Pro Forma Financial Information
On January 29, 2018, DPS entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among DPS, Maple and Salt Merger Sub, Inc. (“Merger Sub”), whereby Merger Sub will be merged with and into Maple, with Maple surviving the merger as a wholly-owned subsidiary of DPS (the “Transaction”). The Transaction was consummated on July 9, 2018 (the "Merger Date"), at which time DPS changed its name to "Keurig Dr Pepper Inc.".
Immediately prior to the consummation of the Transaction (the “Effective Time”), each share of common stock of Maple issued and outstanding was converted into the right to receive a number of fully paid and nonassessable shares of common stock of Merger Sub determined pursuant to an exchange ratio set forth in the Merger Agreement (the “Acquisition Shares”). As a result of the Transaction, the stockholders of Maple as of immediately prior to the Effective Time own approximately 87% of DPS common stock following the closing and the stockholders of DPS as of immediately prior to the Effective Time own approximately 13% on a fully diluted basis. Upon consummation of the Transaction, DPS declared a special cash dividend equal to $103.75 per share, subject to any withholding of taxes required by law, payable to holders of its common stock as of the record date for the special dividend.
The following unaudited pro forma combined financial information for the year ended December 31, 2018 is based on the actual financial statements of KDP after giving effect to the Transaction and the assumptions, reclassifications and adjustments described in the accompanying notes to this financial information. The financial information is presented as if the Transaction had been consummated on December 31, 2016, and combines the historical results of DPS and Maple. Refer to the Summary of Pro Forma Adjustments and Summary of Reclassifications below for details of the reclassifications and adjustments applied to the historical financial statements of DPS and of Maple, which is now reflected under the KDP column.
The pro forma financial information was prepared using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the completion of the acquisition. We utilized fair values at the Merger Date for the allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed. The historical consolidated financial statements have been adjusted in the accompanying financial information to give effect to unaudited pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) are expected to have a continuing impact on the results of operations of KDP.
The financial information has been prepared based upon currently available information and assumptions deemed appropriate by the Company's management. This financial information is not necessarily indicative of what our results of operations actually would have been had the Transaction been completed as of December 31, 2016. In addition, the financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or any integration costs that may result from the Transaction. The financial information should be read in conjunction with historical financial statements and accompanying notes filed with the SEC.

Summary of Pro Forma Adjustments
Pro forma adjustments included in the Pro Forma Combined Statements of Income are as follows:

a.
A decrease in Net sales to remove the historical deferred revenue associated with DPS' arrangements with PepsiCo, Inc. and The Coca-Cola Company, which were eliminated in the fair value adjustments for DPS as part of purchase price accounting.

b.
An increase in Net sales to remove the historical amortization of certain capitalized upfront customer incentive program payments. These were eliminated in the fair value adjustments for DPS as these upfront payments were revalued within the customer relationship intangible assets recorded in purchase price accounting.

c.	Adjustment to remove the impact of the step-up of inventory recorded in purchase accounting.

d.
Adjustments to Selling, general and administrative ("SG&A") expenses due to changes in amortization as a result of the fair value adjustments for DPS' intangible assets with definite lives as part of purchase price accounting.

e.	Adjustments to SG&A expenses due to changes in depreciation as a result of the fair value adjustments for DPS' property, plant and equipment as part of purchase price accounting.

f.	A decrease to SG&A expenses for both DPS and KDP (Maple) to remove non-recurring transaction costs as a result of the Transaction.

g.	Removal of the Interest expense - related party caption for KDP (Maple), as the related party debt was capitalized into Additional paid-in capital immediately prior to the Transaction.

h.
Adjustments to Interest expense to remove the historical amortization of deferred debt issuance costs, discounts and premiums and to record incremental amortization as a result of the fair value adjustments for DPS' senior unsecured notes as part of purchase price accounting.

i.	Adjustments to Interest expense to record incremental interest expense and amortization of deferred debt issuance costs for borrowings related to the Transaction.

j.
Removal of the Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards caption as the Maple non-controlling interest was eliminated to reflect the capital structure of the combined company.

KEURIG DR PEPPER INC.
Pro Forma Condensed Combined Statement of Income
For the Three Months Ended December 31, 2018
(Unaudited)

(in millions, except per share data)	Reported KDP(1)	Pro Forma Adjustments(2)	Pro Forma Combined
Net sales	$2,813	$—	$2,813
Cost of sales	1,268	(1)	1,267
Gross profit	1,545	1	1,546
Selling, general and administrative expenses	986	4	990
Other operating expense (income), net	12	—	12
Income from operations	547	(3)	544
Interest expense	180	(2)	178
Loss on early extinguishment of debt	—	—	—
Other expense (income), net	9	—	9
Income before provision for income taxes	358	(1)	357
Provision for income taxes	92	2	94
Net income	266	(3)	263
Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards	—	—	—
Net income attributable to KDP	$266	$(3)	$263
Earnings per common share:
Basic	$0.19		$0.19
Diluted	0.19		0.19
Weighted average common shares outstanding:
Basic	1,394.8		1,394.8
Diluted	1,406.2		1,406.2

(1)	Refer to the Statements of Income on A-1.

(2)	Refer to Summary of Pro Forma Adjustments on A-7.
Numbers may not foot due to rounding.

KEURIG DR PEPPER INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2018
(Unaudited)

(in millions, except per share data)	Reported KDP(1)	DPS Jan 1 - July 8, 2018(2)	Pro Forma Adjustments(3)	Pro Forma Combined
Net sales	$7,442	$3,605	$(27)	$11,020
Cost of sales	3,560	1,529	(156)	4,933
Gross profit	3,882	2,076	129	6,087
Selling, general and administrative expenses	2,635	1,639	(361)	3,913
Other operating expense (income), net	10	(14)	2	(2)
Income from operations	1,237	451	488	2,176
Interest expense	401	88	182	671
Interest expense - related party	51	—	(51)	—
Loss on early extinguishment of debt	13	—	—	13
Other expense (income), net	(19)	5	14	—
Income before provision for income taxes	791	358	343	1,492
Provision for income taxes	202	82	109	393
Net income	589	276	234	1,099
Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards	3	—	(3)	—
Net income attributable to KDP	$586	$276	$237	$1,099
Earnings per common share:
Basic	$0.54			$0.79
Diluted	0.53			0.78
Weighted average common shares outstanding:
Basic	1,086.3		303.5	1,389.8
Diluted	1,097.6		303.5	1,401.1

(1)	Refer to the Statements of Income on A-1.

(2)	Refers to DPS's activity during the year ended December 31, 2018 prior to the Merger Date.

(3)	Refer to Summary of Pro Forma Adjustments on A-7.

Numbers may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF PRO FORMA SEGMENT INFORMATION
(Unaudited)

(in millions)	Reported KDP(1)	Pro Forma Adjustments(3)	Pro Forma Combined
For the Three Months Ended December 31, 2018
Net Sales
Coffee Systems	$1,164	$—	$1,164
Packaged Beverages	1,177	—	1,177
Beverage Concentrates	352	—	352
Latin America Beverages	120	—	120
Total net sales	$2,813	$—	$2,813

Income from Operations
Coffee Systems	$297	$1	$298
Packaged Beverages	196	5	201
Beverage Concentrates	238	—	238
Latin America Beverages	14	1	15
Unallocated corporate costs	(198)	(10)	(208)
Total income from operations	$547	$(3)	$544

(in millions)	Reported KDP(1)	DPS Jan 1 - July 8, 2018(2)	Pro Forma Adjustments(3)	Pro Forma Combined
For the Year Ended December 31, 2018
Net Sales
Coffee Systems	$4,114	$—	$—	$4,114
Packaged Beverages	2,415	2,654	—	5,069
Beverage Concentrates	669	689	(27)	1,331
Latin America Beverages	244	262	—	506
Total net sales	$7,442	$3,605	$(27)	$11,020

Income from Operations
Coffee Systems	$1,163	$—	$(2)	$1,161
Packaged Beverages	257	299	124	680
Beverage Concentrates	430	436	(10)	856
Latin America Beverages	29	42	9	80
Unallocated Corporate	(642)	(326)	367	(601)
Total income from operations	$1,237	$451	$488	$2,176

(1)	Refer to the Statements of Income on A-1.

(2)	Refers to DPS's activity during the three months and year ended December 31, 2018 prior to the Merger Date.

(3)	Refer to Summary of Pro Forma Adjustments on A-7.
Numbers may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis.
For periods that occur in 2019, management compares the Adjusted GAAP, which is defined as U.S. GAAP results adjusted for certain items affecting comparability, for the year ended December 31, 2019 to Adjusted Pro Forma, which is defined as Pro Forma results adjusted for certain items affecting comparability, for the year ended December 31, 2018. Pro Forma information is no longer prepared as the year ended December 31, 2019 reflects DPS and Maple as a combined company for the entire period.
Specifically, investors should consider the following with respect to our financial results:
Adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability.
Items affecting comparability: Defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP and do not have an offsetting risk reflected within the financial results; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPS Merger and Keurig Acquisition; (iv) the amortization of the fair value adjustment of the senior unsecured notes obtained as a result of the DPS Merger; (v) stock compensation expense attributable to the matching awards made to employees who made an initial investment in the Keurig Green Mountain, Inc. Executive Ownership Plan or the Keurig Dr Pepper Omnibus Incentive Plan of 2009; and (vi) other certain items that are excluded for comparison purposes to prior year periods.
Prior to the second quarter of 2019, we did not add back the amortization of the fair value adjustment of the senior unsecured debt recognized as a result of the purchase price allocation for the DPS Merger. As this item is similar to the amortization of intangibles, we changed our method of computing Adjusted Pro Forma (2018) results to exclude the amortization of the fair value adjustment of the senior unsecured notes in order to reflect how management views our business results on a consistent basis.
For the three months and year ended December 31, 2019, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses; (ii) expenses associated with our productivity projects; (iii) transaction costs for significant business combinations (completed or abandoned) excluding the DPS Merger; (iv) provision for legal settlements; (v) the impact of the step-up of acquired inventory for business combinations not associated with the DPS Merger (vi) the loss on early extinguishment of debt related to the redemption of debt and (vii) the loss related to the malware incident.
For the three months and year ended December 31, 2018, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses; (ii) expenses associated with our productivity projects; (iii) transaction costs for significant business combinations (completed or abandoned) excluding the DPS Merger; (iv) provision for legal settlements; (v) the impact of the step-up of acquired inventory for business combinations not associated with the DPS Merger (vi) the loss on early extinguishment of debt related to the redemption of debt and (vii) tax reform associated with the TCJA.
Reconciliations for these items are provided in the tables below.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the Three Months Ended December 31, 2019
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating expense (income), net	Income from operations	Operating margin
Reported	$1,241	$1,693	57.7%	$1,011	$(31)	$713	24.3%
Items Affecting Comparability:
Mark to market	41	(41)		5	—	(46)
Amortization of intangibles	—	—		(32)	—	32
Stock compensation	—	—		(6)	—	6
Restructuring and integration costs	—	—		(65)	(1)	66
Productivity	(1)	1		(19)	—	20
Transaction costs	—	—		(1)	—	1
Provision for legal settlements	—	—		(21)	—	21
Adjusted GAAP	$1,281	$1,653	56.3%	$872	$(32)	$813	27.7%

	Interest expense	Loss on early extinguishment of debt	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income	Weighted Average Diluted shares	Diluted earnings per share
Reported	$157	$2	$550	$144	26.2%	$406	1,419.9	$0.29
Items Affecting Comparability:
Mark to market	(3)	—	(43)	(12)		(31)		(0.02)
Amortization of intangibles	—	—	32	8		24		0.02
Amortization of deferred financing costs	(3)	—	3	1		2		—
Amortization of fair value debt adjustment	(6)	—	6	1		5		—
Stock compensation	—	—	6	2		4		—
Restructuring and integration costs	1	—	65	16		49		0.04
Productivity	—	—	20	7		13		0.01
Transaction costs	—	—	1	1		—		—
Loss on early extinguishment of debt	—	(2)	2	—		2		—
Provision for legal settlements	—	—	21	4		17		—
Adjusted GAAP	$146	$—	$663	$172	25.9%	$491	1,419.9	$0.35
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the Three Months Ended December 31, 2018
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating expense (income), net	Income from operations	Operating margin
Pro Forma	$1,267	$1,546	55.0%	$990	$12	$544	19.3%
Items Affecting Comparability:
Mark to market	(11)	11		(29)	—	40
Amortization of intangibles	—	—		(33)	—	33
Stock compensation	—	—		(5)	—	5
Restructuring and integration costs	(2)	2		(74)	(8)	84
Productivity	(1)	1		—	(2)	3
Transaction costs	—	—		(2)	—	2
Provision for legal settlements	—	—		(7)	—	7
Inventory step-up	(2)	2		—	—	2
Adjusted Pro Forma	$1,251	$1,562	55.5%	$840	$2	$720	25.6%

	Interest expense	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income	Weighted Average Diluted shares	Diluted earnings per share
Pro Forma	$178	$357	$94	26.3%	$263	1,406.2	$0.19
Items Affecting Comparability:
Mark to market	(32)	72	17		55		0.04
Amortization of intangibles	—	33	8		25		0.02
Amortization of deferred financing costs	(4)	4	2		2		—
Amortization of fair value debt adjustment	(6)	6	2		4		—
Stock compensation	—	5	1		4		—
Restructuring and integration costs	—	84	20		64		0.05
Productivity	—	3	—		3		—
Transaction costs	(3)	5	2		3		—
Provision for legal settlements	—	7	2		5		—
Inventory step-up	—	2	—		2		—
Tax reform	—	—	3		(3)		—
Adjusted Pro Forma	$133	$578	$151	26.1%	$427	1,406.2	$0.30
Numbers may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the Year Ended December 31, 2019
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating expense (income), net	Income from operations	Operating margin
Reported	$4,778	$6,342	57.0%	$3,962	$2	$2,378	21.4%
Items Affecting Comparability:
Mark to market	35	(35)		10	—	(45)
Amortization of intangibles	—	—		(126)	—	126
Stock compensation	—	—		(24)	—	24
Restructuring and integration costs	(1)	1		(216)	(25)	242
Productivity	(15)	15		(60)	(22)	97
Transaction costs	—	—		(9)	—	9
Inventory step-up	(3)	3		—	—	3
Provision for legal settlements	—	—		(48)	—	48
Malware Incident	(2)	2		(6)	—	8
Adjusted GAAP	$4,792	$6,328	56.9%	$3,483	$(45)	$2,890	26.0%

	Interest expense	Loss on early extinguishment of debt	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income	Weighted Average Diluted shares	Diluted earnings per share
Reported	$654	$11	$1,694	$440	26.0%	$1,254	1,419.1	$0.88
Items Affecting Comparability:
Mark to market	(47)	—	2	(1)		3		—
Amortization of intangibles	—	—	126	34		92		0.06
Amortization of deferred financing costs	(13)	—	13	4		9		0.01
Amortization of fair value debt adjustment	(26)	—	26	6		20		0.01
Stock compensation	—	—	24	6		18		0.01
Restructuring and integration costs	1	—	241	55		186		0.13
Productivity	—	—	97	24		73		0.05
Transaction costs	(16)	—	25	7		18		0.01
Loss on early extinguishment of debt	—	(11)	11	2		9		0.01
Inventory step-up	—	—	3	1		2		—
Provision for legal settlements	—	—	48	11		37		0.02
Malware Incident	—	—	8	2		6		—
Adjusted GAAP	$553	$—	$2,318	$591	25.5%	$1,727	1,419.1	$1.22
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the Year Ended December 31, 2018
(Unaudited, in millions, except per share data)

	Net sales	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating expense (income), net	Income from operations	Operating margin
Pro Forma	$11,020	$4,933	$6,087	55.2%	$3,913	$(2)	$2,176	19.7%
Items Affecting Comparability:
Mark to market	—	(53)	53		(19)	—	72
Amortization of intangibles	—	—	—		(121)	—	121
Stock compensation	—	—	—		(21)	—	21
Restructuring and integration costs	—	(2)	2		(160)	(8)	170
Productivity	—	(12)	12		(14)	(6)	32
Transaction costs	—	—	—		(4)	—	4
Provision for legal settlements	4	—	4		(18)	—	22
Inventory step-up	—	(2)	2		—	—	2
Adjusted Pro Forma	$11,024	$4,864	$6,160	55.9%	$3,556	$(16)	$2,620	23.8%

	Interest expense	Loss on early extinguishment of debt	Other expense (income), net	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income	Weighted Average Diluted shares	Diluted earnings per share
Pro Forma	$671	$13	$—	$1,492	$393	26.3%	$1,099	1,401.1	$0.78
Items Affecting Comparability:
Mark to market	(3)	—	3	72	16		56		0.04
Amortization of intangibles	—	—	—	121	31		90		0.06
Amortization of deferred financing costs	(9)	—	—	9	3		6		—
Amortization of fair value debt adjustment	(22)	—	—	22	6		16		0.01
Stock compensation	—	—	—	21	4		17		0.01
Restructuring and integration costs	—	—	—	170	43		127		0.09
Productivity	2	—	—	30	9		21		0.01
Transaction costs	(4)	—	—	8	3		5		—
Loss on early extinguishment of debt	—	(13)	—	13	3		10		0.01
Provision for legal settlements	—	—	—	22	6		16		0.01
Inventory step-up	—	—	—	2	—		2		—
Tax reform	—	—	—	—	7		(7)		—
Adjusted Pro Forma	$635	$—	$3	$1,982	$524	26.4%	$1,458	1,401.1	$1.04
Numbers may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT ITEMS TO CERTAIN NON-GAAP ADJUSTED SEGMENT ITEMS
(Unaudited)

(in millions)	Reported	Items Affecting Comparability	Adjusted GAAP
For the Three Months Ended December 31, 2019
Net Sales
Coffee Systems	$1,210	$—	$1,210
Packaged Beverages	1,211	—	1,211
Beverage Concentrates	380	—	380
Latin America Beverages	133	—	133
Total net sales	$2,934	$—	$2,934

Income from Operations
Coffee Systems	$329	$41	$370
Packaged Beverages	226	6	232
Beverage Concentrates	265	1	266
Latin America Beverages	23	2	25
Unallocated corporate costs	(130)	50	(80)
Total income from operations	$713	$100	$813

(in millions)	Pro Forma	Items Affecting Comparability	Adjusted Pro Forma
For the Three Months Ended December 31, 2018
Net Sales
Coffee Systems	$1,164	$—	$1,164
Packaged Beverages	1,177	—	1,177
Beverage Concentrates	352	—	352
Latin America Beverages	120	—	120
Total net sales	$2,813	$—	$2,813

Income from Operations
Coffee Systems	$298	$30	$328
Packaged Beverages	201	5	206
Beverage Concentrates	238	4	242
Latin America Beverages	15	3	18
Unallocated corporate costs	(208)	134	(74)
Total income from operations	$544	$176	$720
Numbers may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT ITEMS TO CERTAIN NON-GAAP ADJUSTED SEGMENT ITEMS
(Unaudited)

(in millions)	Reported	Items Affecting Comparability	Adjusted GAAP
For the Year Ended December 31, 2019
Net Sales
Coffee Systems	$4,233	$—	$4,233
Packaged Beverages	4,945	—	4,945
Beverage Concentrates	1,414	—	1,414
Latin America Beverages	528	—	528
Total net sales	$11,120	$—	$11,120

Income from Operations
Coffee Systems	$1,219	$184	$1,403
Packaged Beverages	757	26	783
Beverage Concentrates	955	2	957
Latin America Beverages	85	(3)	82
Unallocated corporate costs	(638)	303	(335)
Total income from operations	$2,378	$512	$2,890

(in millions)	Pro Forma	Items Affecting Comparability	Adjusted Pro Forma
For the Year Ended December 31, 2018
Net Sales
Coffee Systems	$4,114	$4	$4,118
Packaged Beverages	5,069	—	5,069
Beverage Concentrates	1,331	—	1,331
Latin America Beverages	506	—	506
Total net sales	$11,020	$4	$11,024

Income from Operations
Coffee Systems	$1,161	$166	$1,327
Packaged Beverages	680	11	691
Beverage Concentrates	856	5	861
Latin America Beverages	80	3	83
Unallocated corporate costs	(601)	259	(342)
Total income from operations	$2,176	$444	$2,620
Numbers may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA AND MANAGEMENT LEVERAGE RATIO
(Unaudited)

(in millions, except for ratio)
ADJUSTED EBITDA RECONCILIATION - LAST TWELVE MONTHS
Net income	$1,254
Interest expense	654
Provision for income taxes	440
Loss on early extinguishment of debt	11
Other (income) expense, net	19
Depreciation expense	358
Amortization of intangibles	126
EBITDA	$2,862
Items affecting comparability:
Restructuring and integration expenses	$234
Transaction costs	9
Productivity	80
Provision for legal settlements	48
Stock compensation	24
Malware incident	8
Mark to market	(45)
Step-up of acquired inventory	3
Adjusted EBITDA	$3,223

December 31,
2019
Principal amounts of:
Commercial paper	$1,246
Term loan	1,380
Senior unsecured notes	11,975
Total principal amounts	14,601
Less: Cash and cash equivalents	75
Total principal amounts less cash and cash equivalents	$14,526

December 31, 2019 Management Leverage Ratio	4.5

KEURIG DR PEPPER INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited)
Free cash flow is defined as net cash provided by operating activities adjusted for purchases of property, plant and equipment, proceeds from sales of property, plant and equipment, and certain items excluded for comparison to prior year periods. For the years ended December 31, 2019 and 2018, there were no certain items excluded for comparison to prior year periods.

	Year Ended December 31,
(in millions)	2019	2018
Net cash provided by operating activities	$2,474	$1,613
Purchases of property, plant and equipment	(330)	(180)
Proceeds from sales of property, plant and equipment	247	3
Free Cash Flow	$2,391	$1,436

RECONCILIATION OF CERTAIN ADJUSTED FINANCIAL RESULTS TO CERTAIN
CURRENCY NEUTRAL ADJUSTED FINANCIAL RESULTS
(Unaudited)
Adjusted net sales, adjusted income from operations and adjusted earnings per share, as adjusted to currency neutral: These adjusted financial results are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

	For the Three Months Ended December 31, 2019
	Coffee	Packaged	Beverage	Latin America
Percent change	Systems	Beverages	Concentrates	Beverages	Total
Adjusted net sales	4.0%	2.9%	8.0%	10.8%	4.3%
Impact of foreign currency	0.1%	—%	—%	(3.3)%	(0.1)%
Adjusted net sales, as adjusted to currency neutral	4.1%	2.9%	8.0%	7.5%	4.2%

	For the Three Months Ended December 31, 2019
	Coffee	Packaged	Beverage	Latin America
Percent change	Systems	Beverages	Concentrates	Beverages	Total
Adjusted income from operations	12.8%	12.6%	9.9%	38.9%	12.9%
Impact of foreign currency	—%	—%	—%	—%	—%
Adjusted income from operations, as adjusted to currency neutral	12.8%	12.6%	9.9%	38.9%	12.9%

	For the Year Ended December 31, 2019
	Coffee	Packaged	Beverage	Latin America
Percent change	Systems	Beverages	Concentrates	Beverages	Total
Adjusted net sales	2.8%	(2.4)%	6.2%	4.3%	0.9%
Impact of foreign currency	0.4%	—%	0.2%	0.2%	0.2%
Adjusted net sales, as adjusted to currency neutral	3.2%	(2.4)%	6.4%	4.5%	1.1%

	For the Year Ended December 31, 2019
	Coffee	Packaged	Beverage	Latin America
Percent change	Systems	Beverages	Concentrates	Beverages	Total
Adjusted income from operations	5.7%	13.3%	11.1%	(1.2)%	10.4%
Impact of foreign currency	0.2%	—%	0.2%	—%	0.2%
Adjusted income from operations, as adjusted to currency neutral	5.9%	13.3%	11.3%	(1.2)%	10.6%

	For the Three Months Ended December 31, 2019	For the Year Ended December 31, 2019
Adjusted diluted earnings per share	$0.35	$1.22
Impact of foreign currency	—	—
Adjusted diluted earnings per share, as adjusted to currency neutral	$0.35	$1.22